Exhibit 10.1

Coherent Corp. 375 Saxonburg Blvd. Saxonburg, PA 16056-9499 USA

October 8, 2024

Sherri Luther

Dear Sherri:

On behalf of Coherent Corp. (the “Company,” “we” or “us”), and subject to the approval of the Compensation and Human Capital Committee of the Company, I am pleased to confirm with you the terms of our offer of employment.

1. Start Date, Position and Duties. Your start date will be October 11, 2024, or such other date as we may mutually agree (the “Start Date”). You will serve as the Company’s Chief Financial Officer & Treasurer, reporting to me, with duties and authority consistent with such position.

You will be expected to perform your duties primarily from our Santa Clara, California office, subject to reasonable business travel consistent with your duties as the Chief Financial Officer & Treasurer of a globally operating public company.

During your employment, you will: (i) devote substantially all your working time and attention to the business and affairs of the Company (excluding any vacation, sick leave or other approved leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company, (ii) not engage in any other employment, consulting or other business activity that would create a conflict of interest with your services to the Company, (iii) not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) comply with the Company’s policies and rules, as they may be in effect from time to time.

2. Employment-at-Will. Your employment with the Company will be at-will. This means either you and/or the Company will be free to terminate this employment relationship at any time, with or without cause.

3. FY25 and Inducement Equity Awards. You will receive the following awards on the Start Date.

a.

Effective on the Start Date and as an inducement to your acceptance of this offer, you will receive equity awards in the total amount of $17,400,000, of which $3,500,000 represents the value of the Company’s FY25 awards and $13,900,000 represents sign-on inducement awards (to recognize equity awards you will forfeit from your current employer). These equity awards will be delivered as follows:

i.	RSUs.

A.

$1,400,000 of the total FY25 awards value (representing 40% of the FY25 awards value) will be delivered as time-vesting restricted stock units (the “RSUs”) with one-third vesting on the first anniversary of the Start Date, one-third vesting on the second anniversary of the Start Date, and the final one-third vesting on the third anniversary of the Start Date.

B.

The $5,560,000 of the total inducement awards value (representing 40% of the inducement awards value) will be delivered as time-vesting restricted stock units (the “RSUs”) with 50% vesting on the first anniversary of the Start Date and 50% vesting on the second anniversary of the Start Date.

C.

The number of RSUs will be determined based on the 30-day trailing average of the market price of the Company’s common stock immediately prior to the Start Date (rounded up to the next whole share), with such other terms and conditions of the FY25 RSU awards granted to the Company’s executive officers in August 2024.

ii.	PSUs.

A.	$2,100,000 of the total FY25 awards value (representing 60% of the FY25 awards value) will be delivered as performance stock units (the “PSUs”).

B.	$8,340,000 of the total inducement awards value (representing 60% of the FY25 awards value) will be delivered as PSUs.

C.

The target number of Inducement PSUs will be determined based on the 30-day trailing average of the market price of the Company’s common stock immediately prior to the Start Date (rounded up to the next whole share). The Inducement PSUs will be earned over an approximate 3-year performance period (beginning on the Start Date and ending on the last day of FY27) based on relative total shareholder return (“rTSR”) performance similar to the Company’s FY25 rTSR PSU awards and with such other terms and conditions of such FY25 awards granted to the Company’s executive officers in August 2024.

b.

Each of the FY25 and inducement equity awards will have vesting treatment on termination of employment or change in control consistent with the Company’s standard terms for executive officers, subject to the terms and conditions of (i) the Company’s Revised Executive Severance Plan attached as Annex A (the “RESP”) to the Participation Agreement attached hereto as Exhibit I (the “Participation Agreement”)) and (ii) the Participation Agreement.

4. Sign-On Bonus. You will receive a sign-on bonus in the gross amount of $500,000, payable in a single cash payment (after required tax withholdings) on the first regular payroll date following the Start Date. Should you voluntarily resign your position other than for “Good Reason” (as defined in the Participation Agreement) or should the Company terminate your employment for Cause (as defined in the RESP as defined below), in either case prior to the second anniversary of the Start Date, you will be required to promptly repay the full gross amount of the sign-on bonus.

5. Compensation and Benefits. We will provide you with the following compensation and benefits during your employment:

a.

Base Salary. You will receive base salary at the annual rate of $625,000, payable in accordance with the Company’s regular payroll practices, through September 1, 2025. At least annually beginning in August 2025, the Compensation and Human Capital Committee of the Board (the “Committee”) will consider whether, in its discretion, to increase or decrease your rate of base salary, based on market trends, internal considerations, performance or such other factors as the Committee may determine.

b.

Annual Incentive Compensation. You will have a target annual cash incentive award for FY25 equal to 85% of your base salary (i.e., target award of $531,250), delivered in the same form and on the same terms as determined for the Company’s other executive officers for FY25, including in a combination of awards under the Bonus Incentive Plan (with a target equal to 8% of your salary) and Goals Results Incentive Program (for the balance of the target). Your target annual incentive award for years after FY25 will be as determined by the Compensation Committee.

c.

Long-Term Incentive Awards. You will receive annual long-term incentive awards in such value as determined by the Committee and in such mix and on such terms as the Committee may determine, consistent with the design for the Company’s other executive officers. Your awards for FY25 are reflected in the awards described above in Section 3.

d.

Benefits. You will be entitled to participate in all retirement, health and welfare, vacation and other benefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans.

e.	Severance Protection. You will be offered participation in the RESP. You and the Company agree to execute the Participation Agreement on the Start Date.

f.	Indemnification Agreement. You will be offered our standard Indemnification Agreement in the form attached hereto as Exhibit II, to be executed by you and the Company on your Start Date.

g.

Business Expenses. We will reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, subject to our standard expense reimbursement policies.

6. Covenants. You will be subject to the restrictive covenants set forth in Article VI of the RESP.

7. Miscellaneous.

a.	No Conflicts. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

b.

Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

c.

Entire Agreement. This letter, including each exhibit, sets forth the entire present agreement of the parties concerning the subjects covered herein. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void.

d.

Enforceability. If any provision of this letter, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this letter which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

e.	Governing Law. This letter shall be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provision.

f.	Waivers. No failure on the part of any party to enforce any provisions of this letter will act as a waiver of the right to enforce that provision.

g.	Withholding. All payments of compensation due to you by the Company shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

h.

Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the 6-month period. If you die during the 6-month postponement period prior to the payment of benefits, any payment amount that was deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 calendar days after the date of your death. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.

i.	Amendment. This letter, including each exhibit, may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

j.

Other Provisions. You acknowledge that you have received and read copies of the Company’s Stock Ownership Guidelines for Executive Officers and Other Key Executives and the Company’s Clawback Policy, and you will sign the required acknowledgement form for the Clawback Policy.

If these provisions are agreeable to you, please sign one copy of this letter and return it to me.

Sincerely,

/s/ James R. Anderson

James R. Anderson

Chief Executive Officer

Agreed to and Accepted

/s/ Sherri Luther
Sherri Luther

Exhibit I to Sherri Luther Offer Letter

COHERENT CORP., 375 Saxonburg Boulevard, Saxonburg, PA 16056

General Offices: 724-352-4455

COHERENT CORP. REVISED EXECUTIVE SEVERANCE PLAN

Participation Agreement

(Class 1)

Participant Name:

Primary Work Location:

This Participation Agreement (this “Agreement”) is made and entered into by and between Coherent Corp., a Pennsylvania corporation, and/or your employer (the “Company”), and the undersigned individual (“you”), who is an employee of the Company and/or an Affiliate of the Company.

The Company adopted the Coherent Corp. Revised Executive Severance Plan (the “Plan”). Unless otherwise defined in this Agreement, any capitalized terms used in this Agreement will have the meanings set forth in the Plan. A copy of the Plan is attached as Annex A and is deemed to be part of this Agreement.

The Company has selected you to become a Participant in the Plan. Under the Plan, you may become entitled to certain termination benefits if you incur a Qualifying Termination and you otherwise satisfy all of the terms and conditions of the Plan.

By executing this Agreement, you acknowledge and agree that you are a Participant in the Plan, and that any termination benefits that you may become entitled to receive under the Plan will be based on the following periods and multipliers that have been established by the Company:

Timing of Date of Termination	Applicable Severance Multiplier	Applicable Bonus Multiplier	Applicable Benefits Multiplier	Applicable Protection Period
Date of Termination during a Non-CIC Period	12 months	N/A	12 months	18 months
Date of Termination during a CIC Period	24 months	2.0	18 months

In addition, for a Qualifying Termination during a CIC Period, all Equity Awards shall fully vest and be treated as set forth in Section 3.02(c) of the Plan.

For a Qualifying Termination during a Non-CIC Period, all tranches of Equity Awards with a vesting date within 12 months after your Date of Termination will fully vest. In addition, for a Qualifying Termination during a Non-CIC Period, any vesting tranche of Equity Awards that began during your employment or during the first 12 months after your Date of Termination but was not completed by the first anniversary of your Date of Termination shall vest pro rata based on a fraction, the numerator of which is the number of months within such vesting tranche you would have been employed if you had remained employed through the first anniversary of your Date of Termination, and the denominator of which is the total number of months in the vesting tranche, or, for performance-based Equity Awards, the total number of months in the performance period. For the avoidance of any doubt: (i) the payout for performance-based Equity Awards for a Qualifying Termination during a Non-CIC Period will be based on actual performance during the entire performance period, then pro-rated as noted above; and (ii) the provisions of this paragraph shall supersede the provisions contained in the applicable Equity Awards Agreements, provided that the provisions of the Equity Award Agreements will control to the extent such provisions are more favorable to you. Examples of the application of this paragraph regarding vesting with respect to a Qualifying Termination during a Non-CIC Period are set forth in Exhibit A and are deemed to be a part of this Agreement.

For you, the definition of “Good Reason” in Section 1.01(dd)(i) of the Plan is deleted and shall be replaced in its entirety by the following: “a material reduction of the Participant’s authority, job duties or responsibilities including the assignment to the Participant of any duties materially and negatively inconsistent in respect of the Participant’s position (including status, offices, titles and reporting requirements), or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities;”.

Further, by executing this Agreement, you acknowledge and agree that your participation in the Plan is in consideration for your strict compliance with the restrictive covenants in Article VI of the Plan, which include covenants for best efforts, non-competition, non-solicitation, and non-disclosure of Confidential Information applicable regardless of whether you actually receive termination benefits under the Plan and that any termination benefits that you may become entitled to receive under the Plan will be subject to your strict compliance with each restrictive covenant in Article VI of the Plan for the duration of the Restricted Period. The length of the Restricted Period depends on when your Date of Termination occurs, as follows:

Timing of Date of Termination	Length of Restricted Period
Date of Termination during a Non-CIC Period	12 months
Date of Termination during a CIC Period	24 months

By executing this Agreement and participating in the Plan, you acknowledge and agree that as set forth in Section 2.03 of the Plan, the Plan does not intend to duplicate severance benefits. Accordingly, the severance payments and benefits under this Agreement and the Plan to you shall be reduced by any severance benefits to which you would otherwise be entitled under any offer letter or employment agreement or other agreement you have with the Company or any severance policy or plan maintained by the Company that provides for severance benefits. Likewise, the severance payments and benefits to which you are otherwise entitled under this Agreement and the Plan shall be reduced by any payments or benefits to which you may be entitled under plant-closing or mandatory severance or garden leave or similar laws of any applicable jurisdiction. By executing this Agreement, you also acknowledge and agree that if you previously signed a Participation Agreement with respect to the Plan, this Participation Agreement supersedes and replaces any such prior Participation Agreement with respect to the Plan.

2

You acknowledge that you have carefully read this Agreement including, without limitation, the restrictive covenants set forth in Article VI of the Plan and incorporated herein and consulted with legal counsel of your choosing regarding its contents, have given careful consideration to the restraints imposed upon you by the Plan and this Agreement, including, without limitation, Article VI of the Plan and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. You acknowledge that you have consulted with counsel and are individually represented in negotiating the terms of this Agreement, which incorporates the section of the Plan designating the choice of law to be applied hereto.

You understand, acknowledge and agree that (i) you have no obligation to enter into this Agreement or become a Participant in the Plan and your decision to do so by signing this Agreement is knowing and voluntary; and (ii) agreeing to the restrictive covenants contained in Article VI of the Plan is not a condition of employment and the continuation of your employment will not depend on whether you agree to the restrictive covenants in Article VI of the Plan. The agreement to the restrictive covenants in Article VI of the Plan is in consideration of your eligibility for the Plan. You acknowledge and agree that you were represented by counsel in connection with the negotiation of this Agreement, including without limitation the specific negotiation of the restrictive covenants in Article VI of the Plan and governing law in Section 8.07 of the Plan. You acknowledge that the Company is incorporated in Pennsylvania and its principal executive offices are in Pennsylvania. You also acknowledge and agree that you will be subject to restrictive covenants, governing law, and dispute provisions set forth in the Plan, to which you shall be bound in all respects. You further acknowledge and agree that pursuant to Section 925 of the California Labor Code, (i) you have waived the application of California law to this Agreement and the Plan, including without limitation, the restrictive covenants contained in Article VI of the Plan, and any proceeding related thereto, (ii) you have waived any right to have any proceeding adjudicated in California, and (iii) you acknowledge and agree that any proceeding shall not be deemed to be a controversy arising in California.

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below. Please sign below and return this Agreement to the Company by no later than [DATE].

[PARTICIPANT NAME]	COHERENT CORP.

Signed:	By:
Date:	Name:
Title:
Date:

3

I acknowledge that I represented        individually as legal counsel in negotiating the terms of this Agreement including, without limitation, the incorporation of the restrictive covenants in Section VI of the Plan and governing law in Section 8.07 of the Plan.

Attorney Name:	]

4

Exhibit A

EXAMPLES OF EQUITY VESTING IN CONNECTION WITH QUALIFYING

TERMINATION IN A NON-CIC PERIOD

Example 1:  TIME-BASED RSUS WITH ANNUAL VESTING

August 30, 2023 3,600 RSU grant with annual vesting – 1/3 (1,200 RSUs) vesting each year – August 30, 2024, August 30, 2025 and August 30, 2026

June 30, 2024 Date of Termination

12 month additional service credit for vesting

August 30, 2024 vesting of the first tranche of 1,200 RSUs: within 12 months of Date of Termination so such 1,200 RSUs vest

August 30, 2025 vesting of second tranche of 1,200 RSUs: 12 months since Separation Date is June 30, 2025 – 10 months into the vesting tranche that began August 31, 2024 and ends August 30, 2025 (a 12 month vesting tranche) – so 10/12 of such 1,200 RSU tranche means 1,000 RSUs vest

August 30, 2026 vesting tranche of 1,200 RSUs: tranche began August 31, 2025 which is more than 12 months after the Date of Termination of June 30, 2024 and therefore no vesting of any RSUs in this tranche

Example 2:  TIME-BASED RSUS WITH CLIFF VESTING

August 30, 2023 2,400 RSU grant with 2-year (24 months) cliff vesting – vesting of entire award on August 30, 2025

June 30, 2024 Date of Termination

12 month additional service credit for vesting

No vesting date by June 30, 2025 – 12 months after Date of Termination

June 30, 2025 is 22 months into the 24 month cliff vesting period so 22/24 of such 2,400 RSU tranche means 2,200 RSUs vest

Example 3:  PERFORMANCE SHARE UNIT AWARD WITH CLIFF VESTING

August 30, 2023 3,600 target PSU grant cliff vesting at June 30, 2026 based on performance for the 3 year (36 month) performance period from July 1, 2023 to June 30, 2026

June 30, 2024 Date of Termination

12 month additional service credit for vesting

No vesting date by June 30, 2025 – 12 months after Date of Termination

June 30, 2025 is 24 months into the 36 month cliff performance period ending June 30, 2026 so 24/36 of such PSU that would have been earned based on performance through June 30, 2026 vests

If PSUs earned as a percent of target PSU grant based on performance is determined after June 30, 2026 to be 90%, then

The PSUs that vest would be 3,600 (target award) multiplied by 90% (performance) multiplied by 24/36 (pro-ration) which equals 2,160 PSUs

Such 2,160 PSUs (based on performance and proration) would be distributed after the certification of performance for the 3-year performance period ending June 30, 2026

Annex A:

COHERENT CORP.

REVISED EXECUTIVE SEVERANCE PLAN

COHERENT CORP., 375 Saxonburg Boulevard, Saxonburg, PA 16056

General Offices: 724-352-4455

COHERENT CORP. REVISED EXECUTIVE SEVERANCE PLAN

The purpose of the Coherent Corp. Revised Executive Severance Plan (as amended and in effect from time to time, the “Plan”), is to enhance the Company’s ability to retain designated key executives. The Plan is intended to be a severance pay plan governed by Title I of ERISA primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan will be paid solely from the general assets of the Company.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Plan, the following terms have the meanings set forth below:

(a) “Accounting Firm” has the meaning set forth in Section 7.02.

(b) “Accrued Obligations” means vested amounts payable to a Participant upon any termination of employment with the Company, including (i) the Participant’s earned but unpaid Base Salary from the Company through the Date of Termination, (ii) any outstanding Bonus for which payment is due and owing as of the Date of Termination, (iii) any vested employee benefits as determined under the applicable plan, and (iv) any unreimbursed expenses properly incurred and reported by the Participant in accordance with the Company’s business expense reimbursement policy.

(c) “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

(d) “Applicable Benefits Multiplier” means a multiplier (expressed as a number of months) contained in a Participant’s Revised Participation Agreement that is used to determine a Participant’s termination benefits under Sections 3.01(b) and 3.02(b).

(e) “Applicable Bonus Multiplier” means the multiplier contained in a Participant’s Revised Participation Agreement that is used to determine the portion of the Participant’s termination benefits described in Section 3.02(a)(B).

(f) “Applicable Protection Period” means the period (expressed as a number of months) contained in a Participant’s Participant Agreement that is used to determine the CIC Period applicable to the Participant.

(g) “Applicable Severance Multiplier” means the multiplier (expressed as a number of months) contained in a Participant’s Revised Participation Agreement that is used to determine the portion of the Participant’s termination benefits described in Sections 3.01(a) and 3.02(a)(A).

(h) “Base Salary” means a Participant’s annual salary for all services rendered as in effect at the time a benefit under the Plan is calculated; provided, however, that in case of a Qualifying Termination as the result of Good Reason triggered by a reduction in Base Salary, “Base Salary” shall mean the Participant’s annual salary as in effect immediately before the event giving rise to Good Reason.

(i) “Board” means the Board of Directors of the Corporate Parent.

(j) “Bonus,” at the time that a benefit under the Plan is calculated, means the bonus(es) payable to a Participant pursuant to the Company’s BIP, GRIP or other incentive bonus plan that is in effect at such time. For this purpose, the “BIP” means the Company’s Bonus Incentive Program and the “GRIP” means the Company’s Goals/Results Incentive Program, in each case as such program may be amended from time to time.

(k) “Cause” means a determination by the Board, in the exercise of its reasonable judgment, that any of the following has occurred with respect to a particular Participant:

(i) the Participant’s willful and continued failure before a Change in Control to perform substantially the Participant’s employment duties and responsibilities (other than a failure resulting from physical or mental illness or disability), which is not cured within 30 days of receiving written notice from the Company specifying in reasonable detail the duties and responsibilities the Company believes are not being substantially performed;

(ii) the Participant willfully engaged in an act which is materially damaging to the Company (which damage may, without limitation, include reputational damage);

(iii) the Participant was convicted of, or entered a plea of “guilty” or “no contest” to: (A) a felony; or (B) a criminal offense involving fraud, dishonesty or other moral turpitude;

(iv) the Participant materially breached any of the covenants set forth in Article VI and if the breach occurs after a Change in Control is not cured within 30 days of receiving written notice from the Company specifying in reasonable detail the breach of the covenant set forth in Article VI; or

(v) the Participant engaged in an intentional act of dishonesty resulting, directly or indirectly, in material damage to the Company.

For the Company to terminate for Cause on or after a Change in Control: the Participant must be provided with written notice setting forth in detail the acts or omissions giving rise to such termination and must be given an opportunity to address the Board regarding the termination.

(l) “Change in Control” means any of the following events that occurs after the Effective Date:

(i) the Corporate Parent is merged or consolidated with another entity the result of which is that immediately following such transaction (A) the persons who were the shareholders of the Corporate Parent immediately prior to such transaction have less than a majority of the voting power of the Corporate Parent or the entity owning or controlling it; or (B) the individuals who comprised the Board immediately prior to such transaction cease to be at least a majority of the members of the Board;

(ii) a majority of the Corporate Parent’s assets are sold or otherwise transferred to another corporation not controlled by or under common control with the Corporate Parent, or to a partnership, firm, entity or one or more individuals not so controlled;

(iii) a majority of the members of the Board consists of persons who were not nominated by or on behalf of the Board, or with the express concurrence of the Board; or

(iv) a single person, or a group of persons acting in concert, obtains voting control over a majority of the Corporate Parent’s outstanding voting shares.

(m) “CIC Period” means the period commencing on the date six months prior to a Change in Control and ending on a date that is at the end of the Participant’s Applicable Protection Period following the Change in Control.

(n) “CIC Period Bonus” means, the greater of (i) Bonus at target (A) for the performance period in which the Change in Control occurs (or for the immediately preceding performance period if the target payment with respect to the Participant for the performance period in which the Change in Control occurs has not yet been established) (without regard to any reduction made in the target payment within the six month period prior to the Change in Control) or (B) for the performance period in which the Participant’s Date of Termination occurs, whichever target payment is highest and (ii) Bonus based on performance (A) for the performance period in which the Change in Control occurs (but not less than that projected as of the Change in Control if the performance period has not been completed as of the Change in Control), or (B) for the performance period in which the Participant’s Date of Termination occurs, whichever performance payment is highest.

(o) “Code” means the U.S. Internal Revenue Code of 1986, as amended (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).

(p) “Company” means, collectively, the Corporate Parent and its Affiliates.

(q) “Company Products” means any products or services (i) designed, manufactured, purchased, distributed, sold, assembled, provided and/or marketed by the Company, or (ii) that the Company has planned to design, manufacture, purchase, distribute, sell, assemble, provide or market, and for which a Participant has provided services, or over which a Participant had direct or indirect managerial or supervisory authority, or about which a Participant received Confidential Information.

(r) “Compensation and Human Capital Committee” means the Compensation and Human Capital Committee of the Board or any successor committee dealing with compensation .

(s) “Competitor” means any entity that is involved or engaged in the design, manufacture, purchasing, distribution, sale, assembly, provision or marketing of any products or services that are the same as or similar to Company Products.

(t) “Confidential Information” has the meaning set forth in Section 6.02(b).

(u) “Corporate Parent” means Coherent Corp., a Pennsylvania corporation, and any successor thereto.

(v) “Date of Termination” means the date on which a Participant’s employment with the Company terminates.

(w) “Disability” means a Participant’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents the Participant from performing his or her essential job functions for a period of (A) 90 consecutive calendar days or (B) an aggregate of 120 calendar days out of any consecutive 12-month period.

(x) “Effective Date” means September 24, 2019 as the original effective date of the Plan and November 16, 2023 as the effective date of this revised Plan.

(y) “Eligible Executive” means a full-time employee of the Company who has been designated by the Plan Administrator to be eligible for benefits under the Plan. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of ERISA Sections 201, 301, and 404. Unless the Plan Administrator determines otherwise, the Company’s Chief Executive Officer shall not be an Eligible Executive.

(z) “Equity Award” means an award granted to a Participant covering the common stock of the Company, including stock options, restricted stock, restricted stock units, and performance stock units, granted under any equity incentive plan maintained by the Company from time to time, including: (i) the II-VI Incorporated 2009 Omnibus Incentive Plan, (ii) the II-VI Incorporated Second Amended and Restated 2012 Omnibus Incentive Plan, (iii) the II-VI Incorporated Amended and Restated 2018 Omnibus Incentive Plan, (iv) the Coherent, Inc. Equity Incentive Plan (v) the Coherent Corp. Omnibus Incentive Plan or (vi) any successor plan(s) thereto.

(aa) “Equity Award Agreement” means the agreement evidencing, and governing the terms of, an Equity Award.

(bb) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(cc) “Excise Tax” has the meaning set forth in Section 7.01.

(dd) “Good Reason” means, without a Participant’s express written consent:

(i) a material reduction of the Participant’s authority, job duties or responsibilities, provided however that, before a Change in Control, a change in reporting structure only, which results in additional levels of supervision and/or management above the Participant, shall not constitute Good Reason;

(ii) a material reduction by the Company of the Participant’s Base Salary;

(iii) a material increase in the amount of the Participant’s business travel which produces a constructive relocation of the Participant;

(iv) a material reduction by the Company in the kind or level of employee benefits to which the Participant is entitled immediately prior to such reduction, with the result that the Participant’s overall benefits package is significantly reduced; or

(v) the relocation of the Participant to a facility or a location more than 30 miles from the Participant’s Primary Work Location, unless such relocation results in the Participant’s primary work location being closer to the Participant’s then primary residence, or does not substantially increase the average commuting time of the Participant.

For a Participant to terminate for Good Reason: the Company must be notified by the Participant in writing within 90 days of the event constituting Good Reason; the event must remain uncorrected by the Company for 30 days following such notice (the “Notice Period”); and such termination must occur within 60 days after the expiration of the Notice Period.

(ee) “Healthcare Coverage” means coverage for a Participant and his or her tax-qualified dependents under the Company’s group health plan that provides medical care (including group dental and vision), based on the applicable plans and the Participant’s coverage elections in effect immediately prior to the Participant’s Date of Termination. The Company’s group health plan does not include other benefits offered under a Company welfare plan such as life insurance and disability insurance.

(ff) “Inventions” means any and all developments, discoveries, inventions, enhancements, modifications and improvements by the Participant to any Company Product.

(gg) “Non-CIC Period” means the period prior to or following a CIC Period.

(hh) “Nonqualifying Termination” means a termination of the Participant’s employment with the Company other than a Qualifying Termination.

(ii) “Participant” means each Eligible Executive who is selected to be a participant in the Plan by action of the Plan Administrator and who has accepted such participation by execution of a Participation Agreement.

(jj) “Payments” has the meaning set forth in Section 7.01.

(kk) “Plan Administrator” means the Compensation and Human Capital Committee, or, if the Board so determines, another committee of the Board, or the Board itself. To the extent permitted by applicable law, the Plan Administrator may delegate all or any portion of its authority to one or more officers of the Company or a committee consisting of at least two persons.

(ll) “Primary Work Location” means the primary work location for a Participant as set forth in the Participant’s Participation Agreement.

(mm) “Qualifying Termination” means a (i) termination of the Participant’s employment with the Company by the Company other than for Cause, death or Disability, or (ii) termination of the Participant’s employment with the Company as a result of a resignation by the Participant for Good Reason.

(nn) “Release” means the waiver and release of claims substantially in the form attached hereto as Exhibit A.

(oo) “Restricted Period” means the period beginning on a Participant’s Date of Termination and continuing for the number of months following the Date of Termination as specified in the Participant’s Participation Agreement.

(pp) “Restricted Territory” means anywhere in the world where the Company’s Products are designed, manufactured, assembled, marketed or sold.

(qq) “Revised Participation Agreement” means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee’s participation in the Plan.

(rr) “Separation from Service” means a “separation from service” within the meaning of Code Section 409A.

(ss) “Target Bonus Amount” means, with respect to any Year, the amount of the target Bonus for such Year (including under both the BIP and the GRIP, if applicable).

(tt) “Year” means the fiscal year of the Company.

ARTICLE II

PARTICIPATION AND SCOPE OF SEVERANCE BENEFITS

Section 2.01 Participation in the Plan. An Eligible Executive shall become a Participant only if the Eligible Executive is first designated for participation in the Plan as follows: (i) for an Eligible Executive who is an officer subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Eligible Executive must be designated for participation in the Plan by the Compensation Committee; and (ii) for any other Eligible Executive, the Eligible Executive must be designated for participation in the Plan by the Chief Executive Officer of the Corporate Parent. Promptly following such designation, the Company shall provide each Participant a Revised Participation Agreement, which shall specify the benefits the Participant is entitled to receive under the Plan. The party making the eligibility determination under the first sentence of this Section may vary the terms of a Participant’s participation on a case-by-case basis, as set forth in the Participant’s Revised Participation Agreement. A designated Eligible Executive shall not become a Participant unless and until the Revised Participation Agreement is duly executed. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) the Participant’s Nonqualifying Termination, (ii) the completion of the delivery of all benefits under the Plan following a Qualifying Termination under circumstances giving rise to a right to such benefits, or (iii) termination of the Plan prior to a Qualifying Termination as provided in Section 5.01. For avoidance of doubt, the rights and obligations of the Company and of an Eligible Executive who does not execute a Revised Participation Agreement, but who had previously executed a participation agreement under a prior Executive Severance Plan, shall be governed by such prior participation agreement and Executive Severance Plan.

Section 2.02 Conditions. As a condition precedent to entitlement of each Participant to benefits under Sections 3.01 and 3.02 of the Plan, the Participant agrees to each of the following:

(a) The Participant shall have executed, within 21 days, or if required for an effective release, 45 days, following the Participant’s Date of Termination, the Release, and the applicable revocation period set forth in such release shall have expired.

(b) The Participant agrees to execute a resignation letter stating that, effective as of the Participant’s Date of Termination, or such earlier date as required or requested by the Company, the Participant resigns from all positions with the Company, whether as an employee, an officer, a director or otherwise.

(c) The Participant shall reaffirm his or her agreement to abide by the covenants set forth in Article VI.

Section 2.03 No Duty to Mitigate; Non-duplication.

(a) A Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise, and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.

(b) The Company does not intend to duplicate severance benefits. Accordingly, the severance payments and benefits under the Plan to a Participant shall be reduced by any severance benefits to which the Participant would otherwise be entitled under the Participant’s offer letter or employment agreement with the Company (if applicable), or any general severance policy or plan maintained by the Company that provides for severance benefits (unless the agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under the Plan). The severance payments and benefits to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Participant may be entitled under any federal, state or local plant-closing (or similar or analogous) laws or mandatory severance benefits under the laws of any other applicable jurisdiction. Any such reductions or offsets in severance benefits shall be made in a manner that complies with Code Section 409A (if applicable).

ARTICLE III

TERMINATION BENEFITS

Section 3.01 Qualifying Termination During a Non-CIC Period. If a Participant incurs a Qualifying Termination and his or her Date of Termination is during a Non-CIC Period, then, in addition to any Accrued Obligations, the Participant shall be entitled to the following (which shall be payable in accordance with Article IV):

(a) Cash Severance. An amount equal to the product of (i) the Participant’s Applicable Severance Multiplier, and (ii) the Participant’s monthly rate of Base Salary.

(b) Healthcare Coverage Payment. An amount equal to the product of (i) the Participant’s Applicable Benefits Multiplier and (ii) the full total monthly premium cost (i.e., the Participant’s and the Company’s portion) for the Participant’s Healthcare Coverage.

Section 3.02 Qualifying Termination During a CIC Period. If a Participant incurs a Qualifying Termination and his or her Date of Termination is during a CIC Period, then, in addition to any Accrued Obligations, the Participant shall be entitled to the following (which shall be payable in accordance with Article IV):

(a) Cash Severance. An amount equal to (A) the product of (i) the Participant’s Applicable Severance Multiplier and (ii) the Participant’s monthly rate of Base Salary, plus (B) the product of (i) the Participant’s Applicable Bonus Multiplier and (ii) the Participant’s Target Bonus Amount for the Year in which the Date of Termination occurs.

(b) Healthcare Coverage Payment. An amount equal to the product of (i) the Participant’s Applicable Benefits Multiplier and (ii) the full total monthly premium cost (i.e., the Participant’s and the Company’s portion) for the Participant’s Healthcare Coverage.

(c) Equity Vesting. Any unvested Equity Awards will become fully vested and, if applicable, each such Equity Award shall remain exercisable for the period set forth in the applicable Equity Awards Agreement. For the avoidance of any doubt, the provisions of this Section 3.02(c) shall supersede the provisions contained in the applicable Equity Awards Agreements, provided that the provisions of the Equity Award Agreements will control to the extent such provisions are more favorable to the Participant. In the case of any performance-based Equity Awards, “full vesting” means vesting based on the level of performance adjustment determined under the terms of the applicable Equity Award Agreement in connection with the Change in Control.

(d)  Pro-Rata Bonus. An amount equal to a pro rata portion (based on the number of days during the applicable performance year Participant was employed by the Company) of the Participant’s CIC Period Bonus. In addition, if the Bonus for the performance year immediately preceding the Participant’s Date of Termination had not yet been paid, the Participant shall receive 100% of the Bonus, if any, for such immediately preceding performance period that would otherwise have been paid to Participant (without the application of any negative discretion) if Participant’s employment had not so terminated, payable at the same time as such Bonus is paid to other Company employees.

ARTICLE IV

FORM AND TIME OF PAYMENT

Section 4.01 Payments for a Qualifying Termination During a Non-CIC Period. The amount contemplated under Section 3.01(a) shall be paid in accordance with the Company’s regular pay schedule in substantially equal installments over a period equal to a Participant’s Applicable Severance Multiplier following the Participant’s Date of Termination. The amount contemplated under Section 3.01(b) shall be paid in a lump sum cash in the next pay period after the Release becomes effective (not more than 75 days after the Participant’s Date of Termination). In both cases, the payments described shall be conditioned on the Participant providing the Company with (and not revoking) a Release, no later than 60 days after the Participant’s Date of Termination. Any payments will commence in the next pay period after the Release becomes effective (not more than 75 days after the Participant’s Date of Termination), including a lump sum for any payments for any payroll periods from the Date of Termination through the date the Release becomes effective.

Section 4.02 Payments for a Qualifying Termination During a CIC Period. The amounts contemplated under Section 3.02(a) and Section 3.02(b) shall be paid in a lump sum cash payment in the next pay period after the Release becomes effective (not more than 75 days after the Participant’s Date of Termination). The amount of the CIC Period Bonus based on those portions of the formula that are knowable at such time shall be paid in a lump sum cash payment in the next pay period after the Release becomes effective (not more than 75 days after the Participant’s Date of Termination) and if the CIC Period Bonus is determined to be greater when the other portions of the formula for the CIC Period Bonus are known, such excess amount shall be paid in a lump sum cash payment within ten (10) days after such determination. The amount of the Bonus set forth in the second sentence of Section 3.02(d) shall be paid at the later of (i) in the next pay period after the Release becomes effective (not more than 75 days after the Participant’s Date of Termination) or (ii) at the same time as such Bonus is paid to other Company employees. The payments described in each of Section 3.02(a), Section 3.02(b) and Section 3.02(d) shall be conditioned on the Participant providing the Company with (and not revoking) a Release, no later than 60 days after the Participant’s Date of Termination. Vesting of Equity Awards under Section 3.02(c) shall also be conditioned on the Participant providing, and not revoking, the Release within 60 days following the Date of Termination. Payment of any restricted stock units as a result of such vesting shall be made no later than 75 days following the Date of Termination, subject to compliance with the requirements of Code Section 409A.

ARTICLE V

AMENDMENT / TERMINATION OF PLAN

Section 5.01 Plan Amendment and Termination. This Plan may be amended or terminated by action of the Board; provided, however, that any amendment or termination that reduces or eliminates potential termination benefits under Article III for a Participant shall not, without the Participant’s prior written consent: (i) be effective for any Qualifying Termination until one year after notice is provided to the Participant; and (ii) be effective until after the end of the applicable CIC Period if a Change in Control occurs while this Plan is in effect.

ARTICLE VI

COVENANTS

Section 6.01 Full Time, Best Efforts and Conduct. Each Participant covenants and agrees to devote all of the Participant’s business time and efforts to the faithful performance of the duties assigned to the Participant from time to time by the Company, except to the extent that the Company expressly permits the Participant to engage in outside activities during business hours. The Company and the Participant acknowledge that, from time to time, the Participant may either desire or be asked by the Company to engage in business activities or perform business services for the benefit of third parties, such as, e.g., serving as an outside director or consultant for another company. In each case, the Participant’s involvement in such business activities or services shall be subject to the mutual agreement and approval of both the Company and the Participant. The Participant shall at all times engage in conduct in accordance with the highest standards of ethics and shall take no action that will harm the reputation of the Company. To every extent not inconsistent with the terms of this Agreement, the terms and conditions of the Participant’s employment are also governed by the Company’s personnel policies and employee handbook, as they may be issued and amended from time to time

Section 6.02 Confidential Information.

(a) Nondisclosure and Non-Use. Both during the term of a Participant’s employment with Company and thereafter, the Participant covenants and agrees that the Participant (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of the Company; (ii) shall not disclose to any third party any Confidential Information, except as may be required by the Company in the course of the Participant’s employment or by law; and (iii) shall not use Confidential Information except for the benefit of the Company. The Participant acknowledges that Confidential Information has been and will be developed and acquired by the Company by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of the Company’s business, and that its disclosure would cause substantial and irreparable injury to the Company’s business.

(b) Definition of Confidential Information. “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, the Participant in connection with the Participant’s past, present or future employment with the Company and that relates to the business, products, services, research or development of any of the Company or its suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company’s suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons.

(c) Not Confidential Information. Confidential Information shall not include information that the Participant can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality by the Participant; (ii) was rightfully received by the Participant from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known to the Participant on a non-confidential basis prior to the Participant’s employment with the Company.

(d) Presumption of Confidentiality. In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and the Participant will bear the burden of proving that any Confidential Information is publicly or rightfully known by the Participant.

(e) Return of Confidential Information and Materials. Each Participant agrees to return to the Company either before or immediately upon the termination of the Participant’s employment with the Company any and all information, materials or equipment which constitutes, contains or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of the Company in the possession, custody or control of the Participant which was obtained by the Participant during the course of or as a result of the Participant’s employment with the Company, whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for the Participant. The Participant shall also provide the Company, if requested to do so, the name of the new employer of the Participant and the Company shall have the right to advise any subsequent employer of the Participant’s obligations hereunder.

Section 6.03 Inventions.

(a) Ownership of Inventions. Any and all Inventions created or developed by a Participant alone or with others during the term of the Participant’s employment, whether or not during working hours and whether on the Company’s premises or elsewhere, shall be deemed works for hire and will be the sole and exclusive property of the Company if the Invention is:

(i) within the scope of the Participant’s duties assigned or implied in accordance with the Participant’s position; or

(ii) a product, service, or other item which would be in competition with Company Products or which is related to Company Products, whether presently existing, under development, or under active consideration; or

(iii) in whole or in part, the result of the Participant’s use of the Company’s resources, including, without limitation, personnel, computers, equipment, facilities or otherwise.

(b) Assignment of Inventions. Each Participant shall promptly and fully disclose all Inventions to the Company and shall cooperate and perform all actions reasonably requested by the Company to establish, confirm and protect the Company’s right, title and interest in each such Invention. During the term of the Participant’s employment with the Company and after termination of such employment, if the Company should then so request, the Participant agrees to assign and does hereby assign to the Company all rights in the Inventions. The Participant agrees to execute and deliver to the Company any instruments the Company deems necessary to vest in the Company all title to and rights in the Inventions which the Participant is legally authorized to grant. The Participant agrees to execute and deliver to the Company all proper papers for use in applying for, obtaining, maintaining, amending and enforcing any legal protections that the Company may desire. The Participant further agrees to assist fully the Company or its nominees in the preparation and prosecution of any litigation connected with the Inventions. If the Company is unable because of the Participant’s mental or physical incapacity or for any other reason (including, but without limitation, the Participant’s refusal to do so after request therefor is made by the Company) to secure the Participant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions belonging to or assigned to the Company pursuant to this Agreement, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney-in-fact to act for and on the Participant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by the Participant.

Section 6.04 Non-Competition. Each Participant covenants and agrees that, during the term of the Participant’s employment with the Company and the Restricted Period, the Participant shall not, directly or indirectly, for the benefit of the Participant or others, as an employee, principal, agent, stockholder, consultant, or in any other capacity, (i) work for a Competitor; or (ii) have a financial interest in any Competitor, within the Restricted Territory. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from being a passive owner of not more than 5% of the outstanding securities of any class of a corporation which is publicly traded, so long as the Participant has no active participation in the business of any such corporation.

This covenant on the part of the Participant shall be construed as an agreement independent of any other provision of this Plan or applicable Participation Agreement; and the existence of any claim or cause of action of the Participant against the Company, whether predicated on this Plan, Participation Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant. The Participant expressly agrees that the restrictions of this Article VI will not prevent the Participant from otherwise obtaining gainful employment upon termination of the Participant’s employment with the Company.

Section 6.05 Non-Solicitation of Business Associates. During the Restricted Period, the Participant shall not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of the Company to terminate or alter its relationship with the Company, or introduce, offer or sell, to or for any customer or business associate, any products or services that compete with the Company Products.

Section 6.06 Non-Solicitation of Employees. During the Restricted Period, no Participant shall, directly or indirectly, induce, solicit or encourage any employee of the Company to terminate or alter his or her relationship with the Company.

ARTICLE VII

FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE IN CONNECTION

WITH A CHANGE IN CONTROL

Section 7.01 Adjustments to Payments. Anything in this Plan to the contrary notwithstanding, if (a) it is determined that any payment or distribution by the Company to the Participant or for the Participant’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or (b) any interest or penalty is incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Participant received all of the Payments. The Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

Section 7.02 Determinations. All determinations required to be made under this Article VII, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the applicable Participant at such time as may be requested by the Company, or earlier within 15 business days of the receipt of notice from the Participant that there has been a Payment. If the Accounting Firm that the Company selects is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01 Plan Administration. The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.

Section 8.02 Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold.

Section 8.03 Successors’ Binding Obligation. The Plan will be binding upon any successor to the Corporate Parent, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Corporate Parent would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Corporate Parent shall require any successor to the Corporate Parent to expressly and unconditionally assume the Plan in writing and honor the obligations of the Corporate Parent and any applicable Affiliates hereunder, in the same manner and to the same extent that the Corporate Parent and such Affiliates would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 8.04 No Assignment or Transfer; Beneficiaries; Unfunded Obligations. Except as otherwise determined by the Plan Administrator, benefits payable under this Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Plan Administrator, benefits earned but unpaid under this Plan shall become payable to the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Plan Administrator or, in the absence of an authorized beneficiary designation, by a legatee or legatees of the Participant’s Plan benefit under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of such Plan benefit in accordance with the Participant’s will or the laws of descent and distribution. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 8.05 Compensation Recoupment. All awards, amounts or benefits received or outstanding under this Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions. Each Participant shall be deemed to have acknowledged and consented to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

Section 8.06 Notice.

(a) For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered by hand, recognized expedited courier service, or email, postage and other fees prepaid, addressed as follows:

If to the Participant:

To the most recent address or email address of the Participant set forth in the personnel records of the Company

If to the Company:

Coherent Corp.

5000 Ericsson Drive

Warrendale, PA 15806

Attention: Chief Legal Officer

Email: Legal.Notices@coherent.com

or to such other address as either party may have furnished to the other in writing in accordance herewith.

(b) A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated, and (iii) specify the Date of Termination. In the case of a termination by the Company other than a termination for Cause, the Date of Termination shall not be less than 30 days after the notice of termination is given. In the case of a termination by the Participant, the Date of Termination shall be the date that the cure period contemplated under Section 1.01(dd) has expired if the Company has failed to remedy within such period the circumstances constituting Good Reason. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, or preclude the Participant or the Company, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

Section 8.07 Governing Law; Validity. The interpretation, construction and performance of the provisions of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles, to the extent Pennsylvania laws are not preempted by ERISA. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

Section 8.08 Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company. No waiver by one party of the other party’s of a breach of, or failure to comply with, a condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Participant or the Company to insist upon strict compliance with any provision of this Plan or to assert any right the Participant or the Company may have hereunder, including without limitation, the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right, or of any other provision or right.

Section 8.09 Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan and any payments provided hereunder are intended to comply with, or be exempt from, Code Section 409A. The Plan shall in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under the Plan may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption, including, to the maximum extent possible, exemptions for separation pay due to Separation from Service and/or short-term deferrals. Any payments provided under the Plan to be made upon a Participant’s termination of employment with the Company that constitute deferred compensation subject to Code Section 409A shall only be made if such termination of service constitutes a Separation from Service. Each installment payment provided under the Plan shall be treated as a separate identified payment for purposes of Code Section 409A. The Company makes no representations or warranties that the payments provided under the Plan comply with, or are exempt from, Code Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Code Section 409A. If a Participant is a “specified employee” under Code Section 409A at his or her Date of Termination, to the extent necessary to avoid the imposition of any additional taxes under Code Section 409A, any payments to be made upon the Participant’s Separation from Service that constitute deferred compensation subject to Code Section 409A and that are scheduled to be made within six months following the Participant’s Date of Termination shall be delayed, without interest, and paid in a lump sum on the earlier of (i) the first payroll date to occur following the six month anniversary of the Participant’s Date of Termination, or (ii) the Participant’s death, and any payments otherwise scheduled to be made thereafter shall be made in accordance with their original schedule. Notwithstanding any provision of the Plan to the contrary, if any payments to a Participant to be made under the Plan are subject to Code Section 409A and the period during which the Participant may sign the Release begins in one calendar year and the first payroll period following the end of the period during which the Participant may sign the Release occurs in the following calendar year, then such payments shall not be made or commence until the commencement of such following calendar year but no later than 75 Days after the Participant’s Date of Termination.

Section 8.10 No Right to Continued Employment. Neither the establishment of the Plan, nor any modification of it, and no creation of any fund, trust or account, or payment of any benefits, will be construed as giving any Participant, or any other person, the right to be retained in the service of the Company, and all Participants will remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 8.11 Attorney Fees for Enforcement in Connection with CIC Period Termination. For a Participant whose Date of Termination occurs within the CIC Period, the Company shall pay on behalf of or reimburse to Participant promptly (in no event later than 30 days after the invoice date) all reasonable costs and expenses (including fees and disbursements of counsel) incurred by such Participant in seeking to enforce rights pursuant to this Plan, whether or not such Participant is successful in asserting such rights; provided, however, that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Participant’s assertion of such rights was in bad faith.

ARTICLE IX

CLAIMS, INQUIRIES, APPEALS

Section 9.01 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan, and inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, addressed to the Company in accordance with the notice provisions set forth in the Plan.

Section 9.02 Denial of Claims. If any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Participant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs in order to complete the review, and an explanation of the Plan’s review procedure.

This written notice will be given to the Participant within 30 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 30 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 30 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

Section 9.03 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may (but is not required to) appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review must be in writing and addressed to the Company in accordance with the notice provisions set forth in the Plan.

A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material the Plan Administrator deems necessary or appropriate in connection with his or her review.

Section 9.04 Decision on Review. The Plan Administrator will act on each request for review within 20 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 20 days). If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 20-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. If the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions on which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 9.04, the application will be deemed denied on review.

Section 9.05 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, that are necessary or appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal to do so at the applicant’s own expense.

Section 9.06 Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 9.01, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9.03, and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied under Section 9.04).

Section 9.07 Final Dispute Resolution; Limitations on Legal Action.

(a) General. Except as provided in Section 9.07(c) below, all claims and disputes under this Plan (including but not limited to claims and disputes regarding interpretation, scope, or validity of the Plan, and any pendant state claims not preempted by ERISA) must follow the claims procedures described in Sections 9.01 through 9.06, before a claimant may take action in any other forum regarding a claim for benefits under the Plan. Any action initiated by a claimant under the Plan must be brought within one year of a final determination on the claim, or the claim will be deemed permanently waived and abandoned, and the claimant will be precluded from reasserting it.

(b) Claims for Benefits. After following the claims procedures described in Sections 9.01 through 9.06, the following provisions apply to any further disputes, claims, questions or disagreements that may arise regarding this Plan. Except to the extent set forth in Section 9.07(c), any such dispute shall be finally settled by arbitration conducted expeditiously in accordance with the rules of the American Arbitration Association by three independent and impartial arbitrators. Each party shall appoint one arbitrator, and the two arbitrators so appointed shall appoint the third. The arbitration shall be conducted in English, and shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction. The place of arbitration shall be Pittsburgh, Pennsylvania. The arbitrators are not empowered to award damages in excess of economic and compensatory damages.

(c) Injunctive Relief. Notwithstanding any provision in the Plan to the contrary, if a Participant violates a covenant contained in Article VI and the Company would be caused immediate, material and irreparable harm for which money damages might not be adequate compensation, the Company shall be entitled to injunctive or other equitable relief in addition to any other remedies provided by law, in equity or otherwise. The Restricted Period applicable to the Participant shall be extended by any period of time in which the Participant is in breach of the covenants contained in Article VI and for any period of time necessary to secure an order of court or injunction, either temporary or permanent, to enforce any of the covenants contained in Article VI.

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Agreement”) is made and entered into by            (“Executive” or “Your” or “Your”) (collectively, referred to in this Agreement as “Executive”) and Coherent Corp., any parent, subsidiary, affiliate, successor, predecessor or otherwise related companies, and the past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers and executive benefit programs of any of them, and their agents and insurers (collectively, referred to in this Agreement as the “Company”). This Agreement shall become effective upon the signing of this Agreement by You or, if applicable, as defined in Section 9.2 below.

In consideration of the severance pay and benefits provided to Executive as set forth in the Coherent Corp. Executive Severance Plan (the “Severance Plan”), as well as any promises set forth in this Agreement, Executive agrees as follows:

1.0 Release of Claims.

1.1 In exchange for the Company providing You with the payments and other benefits set forth in the Severance Plan, You, and Your spouse, attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns, hereby unconditionally release and completely and forever discharge the Company, on behalf of and for the benefit of itself, all related corporate entities and partnerships, and each of their past, present and future employees, officers, directors, attorneys, owners, partners, members, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns (“Released Parties”), from any and all rights, claims, causes of action, or lawsuits whether known or unknown, that you ever had, now have, or may have against any or all of the Released Parties up to the date of execution of this Agreement including, without limitation, any and all claims you had, have, or may have arising out of or relating to your employment with the Company or the separation of that employment, for any and all reasons.

You specifically release Released Parties from any rights or claims that you may have based upon the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Family and Medical Leave Act, Sections 1981 through 1988 of U.S.C. Title 42, all as amended, and any rules or regulations under such laws and authorities; all Pennsylvania employment discrimination laws, including but not limited to the Pennsylvania Human Relations Act; the Pennsylvania Equal Pay Act; the Pennsylvania Minimum Wage Act; the Pennsylvania Wage Payment and Collection Law; Pennsylvania statutes regarding whistleblower protection, personnel Files, criminal records, wage complaints, retaliation; all as amended together with all of their respective implementing regulations; and/or any other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions. You also release the Released Parties from any claim for negligence, wrongful discharge, unfair treatment, defamation, breach of public policy, express or implied contract, or any other claims arising under common law that relate in any way to your employment with the Company or the termination thereof. The foregoing description of claims is intended to be illustrative and is not exhaustive. The Parties intend this release to be a release of any and all claims to the fullest extent permissible under law. This waiver and release is of Your rights to all remedies and damages available to You in law or equity, including but not limited to Your right to compensation, backpay, front pay, non-economic damages, punitive and exemplary damages, statutory damages, attorneys’ fees, injunctive relief and declaratory judgments. This general release does not extend to claims which You do not know or suspect exist at the time of executing the release, which if known by You would have materially affected Your entering into this Agreement with the Company.

1.2 Notwithstanding the release contained in Section 1.1, You do not waive (i) Your entitlement to receive any 401(k), pension plan benefits, or Company ERISA-covered benefits that shall have vested (if any) as of the date You sign this Agreement to the extent You have any entitlement to those benefits under the terms of the relevant plans, or (ii) Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf.

1.3 The release contained in Section 1.1 above does not apply to any claim or rights that may arise after that date You sign this Agreement or claims that the controlling law clearly states may not be released by private agreement. You also understand that You are not waiving Your rights to unemployment compensation.

2.0 Covenant Not to Sue.

2.1 You warrant that You do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative or arbitral agency, and You further covenant not to sue, file a lawsuit, or commence any other proceeding, arbitral, administrative or judicial action, against any of the Released Parties in any court of law or equity, or before any arbitral body or administrative agency, with respect to any matter released in Section 1.1 above; provided, however, that this covenant not to sue does not affect Your rights to enforce appropriately the terms of the Severance Plan in a court of competent jurisdiction and does not affect Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf. Notwithstanding the foregoing, nothing herein shall limit Your right to receive an award for information provided to the Securities and Exchange Commission.

Nothing in this Agreement prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and You are not required to notify the Company that You have made such reports or disclosures.

2.2 Should You file a lawsuit with any court concerning any claim, demand, issue, or cause of action waived, released or discharged through this Agreement or otherwise in breach of

Section 2.1 above, You agree (i) that any amounts payable or paid to You, as applicable, pursuant to Section 2 of the Severance Plan shall no longer be payable and, if already paid, shall promptly be returned to the Company and (ii) to the fullest extent allowed by applicable law, to indemnify the Released Parties for all costs and expenses incurred by them in defending such lawsuit. You further agree that nothing in this Agreement shall limit the right of a court to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.

2.3 You agree not to advocate or incite the institution of, or assist or participate in, any suit, unrest, complaint, charge or administrative proceeding by any other person against any of the Released Parties, unless compelled by legal process to do so. Nothing in this Section 2 shall prohibit any Party from lawfully participating or cooperating in an investigative proceeding of any federal, state or local government agency.

3.0 Non-Admission of Liability. You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe You any money or have acted wrongfully, unlawfully, or unfairly in any way towards You. In fact, You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to You at any time, and maintain that they have at all times treated You in a fair, non-discriminatory and non-retaliatory manner.

4.0 Confidentiality of Agreement. You also acknowledge and agree that You shall not publicize, communicate, authorize or permit the publication or communication in any form whatsoever of the contents of this Agreement or the events giving rise thereto, except to Your immediate family, Your financial advisors and/or legal counsel, or where required by law.

5.0 Representations and Indemnification.

5.1 You represent to the company that You will abide by any and all post-employment restrictive covenants You signed or entered into in connection with Your employment, including but not limited to, covenants relating to competition, solicitation or hiring of employees, solicitation of customers, and confidentiality.

5.2 You agree that You will indemnify and hold the Released Parties harmless from any loss, cost, damage or expense (including attorneys’ fees) incurred by the Released Parties arising out of Your breach of any portion of this Agreement or any post-employment restrictive covenant You signed or entered into in connection with Your employment. You also agree and understand that Your entitlement to and retention of the Severance Benefits the Company has agreed to provide to You are expressly conditioned upon Your fulfillment of Your promises herein and any applicable post-employment restrictive covenants, and You agree that if You breach this Agreement or any applicable post-employment restrictive covenants that any amounts payable or paid to You, as applicable, pursuant to the Severance Plan, shall no longer be payable and, if already paid, shall promptly be returned to the Company within seven days of the Company providing you with written notice of Your breach of any provision of this Agreement or any applicable post-employment restrictive covenants, to the extent permitted or required by law. The Company shall determine whether a breach has occurred in its sole discretion and under any applicable law or regulation.

6.0 Miscellaneous.

6.1 Governing Law and Venue. This Agreement and all things relating or pertaining to it shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to conflict of laws principles. Any action relating to this Agreement must be instituted in the courts of Butler County, Pennsylvania, or the federal courts of the Western District of Pennsylvania. The Company and Employee hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue or jurisdiction.

6.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any of its provisions is prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, and severed from this Agreement without invalidating any other part of this Agreement.

6.3 Proper Construction. The language of this Agreement shall be construed within the context of the whole Agreement and according to its fair meaning, and not strictly for or against either the Parties. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in its interpretation.

6.4 Survival. You acknowledge that the covenants in the Severance Plan, and any provisions contained in the Severance Plan that are intended to survive following termination of Your employment, shall survive the execution of this Agreement by You. You further acknowledge that any and all post-employment restrictive covenants You signed in connection with Your employment, including covenants relating to competition, solicitation or hiring, and agreements not to compete, remain in full force and effect, and a breach of those covenants or agreements will also constitute a breach of this Agreement.

6.5 Amendments. This Agreement may be modified, altered or terminated only by an express written agreement between You and the Company, that is signed by both parties, and to which a copy of this Agreement is attached.

6.6 Counterparts. This Agreement may be signed in counterparts, which together shall be treated as one document.

7.0 Acknowledgment.

7.1 You confirm that, to the best of Your knowledge, You have returned to the Company all of its property, including without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that contain the Company information from any computer or other device that remains Your property after the Termination Date, provided such information is not subject to an ongoing litigation hold.

7.2 You acknowledge that, if you are age 40 or over, You have had 21 days, or if required for an effective release, 45 days, after receipt of this Agreement (and Appendix A if required to be attached hereto) to consider whether to execute it, and you understand all the provisions of this agreement. You also understand that, after you execute this Agreement, you have seven days to revoke the portion of this Agreement that relates to waiver and release of any claim you might assert under the Age Discrimination in Employment Act (“ADEA”). The parties agree that no payment set forth in the Severance Plan will be made until after the seven day revocation period has expired (the eighth day after You execute this Agreement being the “Effective Date” of this Agreement for those age 40 or over). You understand that, by signing this Agreement, You are not waiving or releasing any ADEA claims based on actions or omissions that occur after the date You sign. You agree that any revocation of Your ADEA waiver and release must be made in writing and postmarked on or before the seventh day following the execution of this Agreement and sent by certified mail to the respective company contact at the addresses set forth in Section 8.06 of the Severance Plan.

7.3 With the exception of any payments and other benefits set forth in the Severance Plan or any signed retention bonus agreement, and of your final paycheck (to include Your regular wages and any accrued but unused vacation or other paid time off to be delivered by the next regularly scheduled payday or otherwise as required by law), You acknowledge payment of all compensation due to You by the Company.

7.4 You acknowledge that You have been advised in writing, and hereby are advised, to seek legal counsel concerning the terms of this Agreement. You warrant that you have read this Agreement, are knowingly and voluntarily entering into it and intend to be legally bound by it, and that your agreement to it is not the result of coercion or duress by the Company. You certify and agree that you are authorized and competent to sign this Agreement, and that you are receiving valuable and adequate consideration under it.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT (1) YOU HAVE CAREFULLY READ AND CONSIDERED THIS AGREEMENT; (2) HAVE BEEN GIVEN SUFFICIENT TIME TO CONSIDER WHETHER TO SIGN IT; (3) RECOGNIZE AND UNDERSTAND THAT IT CONTAINS A FULL AND FINAL RELEASE BY YOU OF ALL CLAIMS OF EVERY KIND AGAINST THE COMPANY ARISING UP TO THE TIME YOU SIGN IT, WHETHER YOU CURRENTLY KNOW OR SUSPECT THOSE CLAIMS TO EXIST; AND (4) KNOWINGLY AND VOLUNTARILY CONSENT TO THE TERMS OF THIS AGREEMENT WITH FULL UNDERSTANDING OF THEIR MEANING.

IN WITNESS WHEREOF, Executive has executed this General Release Agreement as of the date set forth below.

EXECUTIVE

Date:

Received, Acknowledged and Accepted:

COHERENT CORP.

By:
[Name, Title]
Date:

Exhibit II to Sherri Luther Offer Letter

INDEMNIFICATION AGREEMENT

This AGREEMENT (this “Agreement”) is made as of October 11, 2024, between Coherent Corp., a Pennsylvania corporation (the “Company”), and Sherri R. Luther (“Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available.

WHEREAS, Indemnitee is a director and/or officer and/or agent of the Company.

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors, officers, and agents of public companies in today’s environment.

WHEREAS, basic protection against undue risk of personal liability of directors and officers heretofore has been provided through insurance coverage providing reasonable protection at reasonable cost, and Indemnitee has relied on the availability of such coverage; but as a result of substantial changes in the marketplace for such insurance it has become increasingly more difficult to obtain such insurance on terms providing reasonable protection at reasonable cost.

WHEREAS, the Pennsylvania Business Corporation Law, as amended (the “PBCL”), and the Amended and Restated By-Laws of the Company (the “Bylaws”) expressly provide that the indemnification and advancement of expenses provisions set forth therein are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under, among other things, any agreement.

WHEREAS, the Board of Directors of the Company has determined that the inability of the Company to retain and attract as directors, officers, and agents the most capable persons would be detrimental to the interests of the Company and that the Company therefore should seek to assure such persons that indemnification and insurance coverage will be available in the future.

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s service to the Company in an effective manner and Indemnitee’s reliance on the Company’s Amended and Restated Articles of Incorporation (the “Charter”) and Bylaws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such Charter and Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Charter or Bylaws or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

WHEREAS, the Bylaws and the PBCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers, and other persons with respect to indemnification;

NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Services to the Company. Indemnitee will serve, or continue to serve, at the will of the Company in accordance with the Bylaws, as an officer and/or director and/or agent of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his resignation; provided, however, that nothing herein is intended to modify or alter the rights and obligations of the Company and Indemnitee under any terms of employment or employment agreement or arrangement between the Company and Indemnitee that is now in effect or that hereafter comes into effect, nor shall anything herein guaranty a right to employment or board membership.

2.  Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a)  Corporate Status: describes a person who is or was serving as a director, officer, employee, trustee, agent, or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, or other entity or enterprise.

(b)  Disinterested Director: means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(c)  Change in Control: shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting

Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all the Company’s assets, or (iv) there occurs any other event of a nature that would be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

(d) Claim: means any threatened, asserted, pending, or completed issue, matter, action, suit, or proceeding, or any inquiry or investigation, whether instituted by the Company or any governmental agency or any other party, that Indemnitee in good faith believes might lead to the institution of any such issue, matter, action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other, including any arbitration or other alternative dispute resolution mechanism.

(e) Exchange Act: means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(f) Expenses: include attorneys’ fees and all other costs, expenses, and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript costs, duplicating, printing and binding costs, as well as telecommunications, postage, and courier charges) paid, payable, or incurred, by or on behalf of the Indemnitee, in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing to investigate, defend, be a witness in, or participate in, any Claim relating to any Indemnifiable Event.

(g) Indemnifiable Amounts: means any and all Expenses, damages, judgments, fines, penalties, ERISA or other excise taxes, and amounts paid or payable in settlement (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, excise taxes, or amounts paid in settlement) arising out of or resulting from any Claim relating to an Indemnifiable Event.

(h) Indemnifiable Event: means any event or occurrence, whether occurring before or after the date of this Agreement, related to Indemnitee’s Corporate Status, or by reason of anything done or not done by Indemnitee in any such capacity.

(i) Independent Legal Counsel: means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to any such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnities under similar indemnification agreements), (ii) any other party to the Claim for indemnification hereunder, or (iii) the Beneficial Owner, directly or indirectly, of securities of the Company representing 5% or more of the combined voting power of the Company’s then outstanding Voting Securities (other than, in each such case, with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements).

(j) Reviewing Party: means any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Company’s Board of Directors who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

(k) Voting Securities: means any securities of the Company that vote generally in the election of directors.

3.  Basic Indemnification Arrangement; Advancement of Expenses.

(a) In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law, as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company, against any and all Indemnifiable Amounts.

(b) If so requested by Indemnitee, the Company shall advance any and all Expenses incurred by Indemnitee (an “Expense Advance”) in connection with any Claim not initiated by Indemnitee. Such advance shall be made within ten (10) days after the receipt by the Company of a statement or statements requesting such advances. The Company shall, in accordance with such request (but without duplication), either (i) pay such Expenses on behalf of Indemnitee, or (ii) reimburse Indemnitee for such Expenses. Indemnitee’s right to an Expense Advance is absolute, payable in advance of any disposition of a Claim, and shall not be subject to any prior determination by the Reviewing Party that the Indemnitee has satisfied any applicable standard of conduct for indemnification.

(c) For the avoidance of doubt, the obligations of the Company provided for in this Section 3 shall apply to Claims arising out of alleged breach of fiduciary duty, negligence, or the actions or omissions of Indemnitee if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company.

(d) For purposes of this Agreement, the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to, the following: (i) to the fullest extent permitted by the provision of the PBCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the PBCL; and (ii) to the fullest extent authorized or permitted by any amendments to or replacements of the PBCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors. If a proceeding for which Indemnitee is entitled to be indemnified hereunder asserts a claim against (y) the lawful spouse or legally recognized domestic partner of Indemnitee or (z) a property interest of such spouse or domestic partner, then indemnification shall be extended to such spouse or domestic partner or for the protection of the property of such spouse or domestic partner to the extent that the proceeding does not arise from any actual or alleged act, error, or omission of such spouse or domestic partner.

(e) Notwithstanding the foregoing, (i) the indemnification obligations of the Company under this Section 3 shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 6(b) hereof is involved) that the Company would be prohibited under applicable law from indemnifying Indemnitee to the fullest extent permissible, and (ii) the obligation of the Company to make an Expense Advance pursuant to this Section 3 shall be subject to the condition that, if, when and to the extent that it shall be ultimately determined that the Company would be prohibited under applicable law from indemnifying Indemnitee, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by Indemnitee shall be deemed to satisfy any requirement that Indemnitee provide the Company with an undertaking to repay any Expense Advance if it is ultimately determined that the Indemnitee is not entitled to indemnification under applicable law); provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that indemnification of the Indemnitee would not be prohibited under applicable law, any determination made by the Reviewing Party that Indemnitee would be prohibited from being indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s undertaking to repay such Expense Advances shall be unsecured and interest-free.

4.     Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall advance such Expenses to Indemnitee subject to and in accordance with Section 3(b), which are incurred by Indemnitee in connection with any action brought by Indemnitee for (a) indemnification or an Expense Advance by the Company under this Agreement or any Charter or Bylaw provision now or hereafter in effect and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advance, or insurance recovery, as the case may be.

5.     Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses or other Indemnifiable Amounts in respect of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

6.     Indemnification Procedure and Determination.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request for the Company to indemnify and hold harmless Indemnitee, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Claim, in accordance with this Agreement. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification, a determination, if required by applicable law, with respect to whether Indemnitee is permitted under applicable law to be indemnified, shall be made in accordance with Section 7, in the specific case as follows:

(i) If there has not been a Change in Control during the term of this Agreement, the Reviewing Party shall be selected by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board, or (b) if there are no Disinterested Directors, by a majority vote of the Board.

(ii) If there has been a Change in Control of the Company during the term of this Agreement, then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any Charter or Bylaw provision now or hereafter in effect, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee. Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Legal Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(c) Indemnitee shall cooperate with the Reviewing Party making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to Reviewing Party upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and is reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Reviewing Party shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and the Company shall indemnify and hold harmless Indemnitee therefrom.

7.     Presumptions and Burdens of Proof.

(a) In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the Reviewing Party or court shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled.

(b) Neither the failure of the Company (including its Board of Directors or Independent Legal Counsel) to have made a determination prior to the commencement of such action that indemnification or advancement of Expenses is proper in the circumstances because the Indemnitee has met the applicable standard of conduct or had any particular belief, nor an actual determination by the Company (including its Board of Directors or Independent Legal Counsel) that indemnification is improper because the Indemnitee has not met such applicable standard of conduct or did not have such belief, shall be a defense to the action or create a presumption that the Indemnitee is not entitled to indemnification under this Agreement or otherwise.

(c) For purposes of this Agreement, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports, or statements furnished to Indemnitee by the officers or employees of the Company in the course of their duties, or by committees of the Company’s Board of Directors, or by any other person (including legal counsel, accountants, and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent, or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

(d) For purposes of this Agreement, the termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

8.     Exclusions. Notwithstanding any provision of this Agreement, the Company shall not be obligated under this Agreement to make any indemnity or advancement of Expenses in connection with any Claim made against Indemnitee:

(a) for which a final decision by a court or arbitration body having jurisdiction in the matter shall determine that such indemnification is not lawful;

(b) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;

(c) for the disgorgement of profits made from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or similar provisions of state statutory law or common law, with respect to transactions not approved or authorized by the Company;

(d) in connection with any Claim (or part of any Claim) initiated by the Indemnitee, or any Claim by the Indemnitee against the Company or its directors, officers, employees, or other persons entitled to be indemnified by the Company, unless (i) the Company is expressly required by law to make the indemnification, (ii) the Company has joined in the Claim, (iii) the Claim was authorized or consented to by the Board of Directors of the Company, or (iv) the Claim is one to enforce Indemnitee’s rights under this Agreement;

(e) for any Expenses incurred by the Indemnitee with respect to any Claim instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that the material assertions made by the Indemnitee in such Claim were not made in good faith or were frivolous;

(f) for amounts, including any related Expenses, that are an excise tax or other penalty under Internal Revenue Code Sections 280G or 4999;

(g) to indemnify Indemnitee if a final, non-appealable decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful;

(h) to indemnify Indemnitee for the payment of amounts required to be reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or any similar successor statute; or

(i) to indemnify Indemnitee for the payment of amounts required to be reimbursed to the Company pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, or any similar successor statute.

9.     Contribution.

(a) To the fullest extent permissible by applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an Indemnifiable Event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Claim in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such Claim; and/or (ii) the relative fault of the Company (and its directors, officers, employees, and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

(b) The relative fault of the Company and any and all other parties (including officers and directors of the Company other than Indemnitee) and Indemnitee shall be determined (i) by reference to the relative fault of Indemnitee as determined by the court or other governmental agency assessing the contribution amounts or (ii) to the extent such court or other governmental agency does not apportion relative fault, by the Independent Legal Counsel (or such other party which makes a determination) after giving effect to, among other things, the relative intent, knowledge, access to information, and opportunity to prevent or correct the subject matter of the Claims and other relevant equitable considerations of each party. The Company and Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to in this Section 9.

10.    Remedies of Indemnitee.

(a) In the event that (i) the Reviewing Party determines pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification, in whole or in part, under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 3 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made by the Reviewing Party within thirty (30) days after written demand is presented to the Company, (iv) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (v) a contribution payment is not made in a timely manner pursuant to Section 9 of this Agreement, then Indemnitee shall have the right to commence litigation in any court in the Commonwealth of Pennsylvania having subject matter jurisdiction thereof, and in which venue is proper, seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding or such right shall expire. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) If a determination shall have been made by the Reviewing Party that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 10, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) If a determination shall have been made by the Reviewing Party that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 10, absent a prohibition of such indemnification under applicable law.

(d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding, or enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

11.    Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense thereof (with reasonable participation by the Indemnitee), with counsel reasonably satisfactory to the Indemnitee; provided that if Indemnitee believes, after consultation with counsel selected by

Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict of interest, (b) the named parties in any such Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, or (d) Indemnitee concludes that such counsel has failed, or is failing, to adequately protect the interests of the Indemnitee after written notice to such counsel and the Company explaining in reasonable detail the basis for such conclusion, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event that the Indemnitee is or could have been a party to, unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on all claims that are the subject matter of such Claim. Neither the Company nor Indemnitee shall unreasonably withhold its or his or her consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

12.    Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Charter or Bylaws or the PBCL or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Charter or Bylaws or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

13.    Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance (“D&O Insurance”), Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer. If, at the time of the receipt of notice of a Claim pursuant to the terms hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the Claim to the insurers in accordance with the procedures set forth in the respective policies.

14.    Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s spouse or legally recognized domestic partner, heirs, executors, or personal or legal representatives after the expiration of two (2) years from the date such cause of action shall arise, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

15.    Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee,

who shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

16.    Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

17.    Notice by Indemnitee. Indemnitee agrees to promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Claim or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligations which it may have to the Indemnitee under this Agreement or otherwise, except to the extent that such failure or delay materially prejudices the Company.

18.    Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed, or (d) sent by facsimile or electronic transmission, with receipt of confirmation that such transmission has been received:

(i)	If to Indemnitee, to the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company.

(ii)	If to the Company, to

Coherent Corp.

Attention: Chief Executive Officer

375 Saxonburg Blvd.

Saxonburg, PA 16056

or to any other address as may have been furnished to Indemnitee by the Company.

19.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses or legally recognized domestic partners, heirs, executors, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

20.    Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer, director, employee, trustee, or agent of the Company or of any other entity or enterprise at the Company’s request and shall continue thereafter so long as Indemnitee shall be subject to any Claim by reasons of his or her Corporate Status, whether or not he or she is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

21.    Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

22.    Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby to induce Indemnitee to serve or continue to serve as an officer and/or director and/or agent of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer and/or director and/or agent of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written, and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Charter, the Bylaws, and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

(c) The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable, and difficult to prove, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions, and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court, and the Company hereby waives any such requirement of such a bond or undertaking.

23.    Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

24.    Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

25.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COHERENT CORP.

By:
James R. Anderson
Chief Executive Officer

Name: Sherri R. Luther
Address: {redacted}